Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

The Board of Directors
UMH Properties, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, pertaining to the registration by UHM Properties, Inc. (the “Company”) of securities of the Company, including shares of its common stock, preferred stock and debt securities, of our reports dated March 15, 2012, with respect to the consolidated balance sheets of the Company and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2011 and the related financial statement schedule, and with respect to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, which reports appear in the Company’s annual report on Form 10-K for the year ended December 31, 2011. We also consent the reference to our firm under the heading “Experts” in such Registration Statement.

New York, New York
January 17, 2013

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